Exhibit 99.1

                             NDS EXONERATED IN COURT

LONDON UK - May 15, 2008 - Today the jury in the US District Court for the Central District of California overwhelmingly exonerated NDS Group companies in the lawsuit brought by Echostar and Nagrastar, a joint venture company between Echostar and Kudelski Group. The level of damages claimed by the plaintiffs, widely reported as amounting to over $1 billion, has ultimately resulted in an award in actual damages of $45.69 or, in statutory damages, of $1000, relating to a single incident involving a test card used by NDS.

NDS is pleased that the four-week long trial in which NDS faced baseless allegations, widely repeated and exaggerated to suggest the involvement of our majority shareholder News Corporation, has ended in a resounding affirmation of NDS and its business ethics and proper conduct.
NDS has been at the forefront of fighting pay-TV piracy for the last decade, on the technological front, as well as on the legislative and law enforcement fronts. We have invested hundreds of millions of dollars to achieve our current record of zero piracy. We have stated consistently throughout the course of this trial that the piracy of Echostar was the result of inferior technology arising from inadequate investment in research and development by Kudelski. This position has been validated with today's verdict.

                                    About NDS

      NDS Group plc (NASDAQ: NNDS), a majority owned subsidiary of News Corporation, supplies open end-to-end digital technology and services to digital pay-television platform operators and content providers. See www.nds.com for more information about NDS.

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Cautionary Statement Concerning Forward-looking Statements This document may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market, regulatory and other factors. More detailed information about these and other factors that could affect future results is contained in our filings with the US Securities and Exchange Commission. Any "forward-looking statements" included in this document are made only as of the date of this document and we do not have any obligation, nor do we undertake, to publicly update any "forward-looking statements" to reflect subsequent events or circumstances, except as required by law.

For further information:

NDS Cynthia Ritchie T: +44 (0)20 8476 8378
Director, Corporate Communications critchie@nds.com
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Breakaway Communications for NDS T: + 1 212 616 6006
Kelly Fitzgerald, Managing Partner kfitz@breakawaycom.com
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